For Immediate Release
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Press Contacts:            Charles T. Jensen                 David A. Kaminer
---------------            NeoMedia Technologies, Inc.       The Kaminer Group
                           +(239) 337-3434                   +(914) 684-1934
                           cjensen@neom.com                  dkaminer@kamgrp.com
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    NeoMedia to Distribute Micro Paint and Auto Aftermarket Products in China

FT. MYERS, FL, and BEIJING, China, Aug. 31, 2005 - NeoMedia Technologies, Inc. (OTC BB: NEOM), said today that it has reached a definitive agreement to bring its NeoMedia Micro Paint Repair business to the People's Republic of China as well as be a distributor of other automotive aftermarket products.

      Charles T. Jensen, president and CEO of NeoMedia, said a distributorship agreement has been signed with Beijing Sino-US Jinche Yingang Auto Technological Services Limited (Jinche Yingang Automobile Co.), a Joint Venture operating under the laws of the People's Republic of China.

      The definitive agreement reached this week culminated talks between the companies and a Letter of Intent signed and announced this Spring.

      Founded earlier this year and based in Beijing, Jinche Yingang specializes in automobile sales, financing, insurance and repair.

      In the initial stages of the agreement, Mr. Jensen said that Jinche Yingang will serve as a non-exclusive distributor and user of NeoMedia's micro paint repair products, systems and licenses at its automotive service facilities throughout China.

      "We are excited to be bringing the high quality products offered by NeoMedia from America to Jinche Yingang service centers and satellite locations throughout China," said Pang Gui-San, the company's chairman and CEO.

      "Having met with NeoMedia representatives here, and having witnessed impressive demonstrations of its proprietary micro paint repair process, we believe NeoMedia products and services will be well received in our market."

About NeoMedia Micro Paint Repair, Inc.
---------------------------------------

NeoMedia Micro Paint Repair, Inc., is a business unit of NeoMedia Technologies, Inc. Formerly known as CSI International Inc. (www.csi-intl.com), the company
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specializes in products and services for the worldwide micro paint repair industry, including a system and processes utilizing proprietary technology.

About NeoMedia Technologies, Inc.
---------------------------------

NeoMedia Technologies, Inc. (www.neom.com) is a developer and international
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marketer of software and patented technologies, including PaperClick
(www.PaperClick.com) for Camera Phones(TM)and the PaperClick Mobile
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Go-Window(TM) which link products, print and physical objects directly to targeted online data. NeoMedia also offers expertise in homeland security and e-authentication applications, and its Systems Integration Group specializes in providing expert-based IT consulting, hardware, and software solutions.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick is a registered trademark, and PaperClick For Cell Phones and PaperClick Mobile Go-Window are trademarks of NeoMedia Technologies, Inc.